SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      The Securities Exchange Act of 1934


Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          GALILEO INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, of other than the Registrant)


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EDGAR REPRESENTATION OF THE COMPANY'S LOGO


                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018

                                   ---------

                Notice of Annual Meeting of Common Stockholders
                          to be held on April 29, 1999

                                   ---------

To the Stockholders of Galileo International, Inc.

     Notice is Hereby Given that the annual meeting of the holders of Common Stock of Galileo International, Inc. (the "Company")will be held on Thursday, April 29, 1999 at 9:00 A.M. (local time), in the Grand Ballroom of the Hotel Sofitel Chicago, 5550 North River Road, Rosemont, Illinois, for the following purposes:

     1.   To elect two individuals to the Board of Directors.

     2. To approve the Galileo International, Inc. 1999 Equity and Performance Incentive Plan.

     3. To transact such other business as may properly come before the meeting.

     Common stockholders of record as of the close of business on Tuesday, March 2, 1999 will be entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders for any purpose germane to the annual meeting at the offices of the Company for the ten days immediately preceding the annual meeting date.

     Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the annual meeting.

                                    Galileo International, Inc.

                                    /s/ Babetta R. Gray

                                    Babetta R. Gray
                                    Secretary

March 23, 1999



                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018

                                   ---------

                                Proxy Statement
                   For Annual Meeting of Common Stockholders
                          to be held on April 29, 1999

                                   ---------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the holders of Common Stock of Galileo International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors" or the "Board") for use at the annual meeting of stockholders to be held in the Grand Ballroom of the Hotel Sofitel Chicago, 5550 North River Road, Rosemont, Illinois, at 9:00 A.M. (local time) on April 29, 1999, and any adjournments thereof (the "Meeting"). Common stockholders of record as of March 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share ("Common Shares"), on the Record Date in order to furnish information relating to the business to be transacted at the Meeting. The Company's annual report to stockholders for the fiscal year ended December 31, 1998, including financial statements, is being mailed to stockholders, together with this Proxy Statement, beginning on or about March 23, 1999. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

     We hope that you will be present at the Meeting. If you plan to attend the Meeting, please bring proof of your stock ownership for identification, such as your broker statement. Whether or not you plan to attend the Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope so that your shares will be represented. The envelope is addressed to the Company and requires no postage. Returning a proxy will not prevent a stockholder from attending the Meeting. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by revoking the proxy in a writing delivered to the Secretary of the Company, by submitting another valid proxy bearing a later date which is voted at the Meeting, or by attending the Meeting and voting in person. Attendance at the Meeting alone will not revoke your proxy. Stockholders who receive more than one proxy card, due to the existence of multiple ownership accounts, should sign and return all proxies received in order that all shares so owned are properly voted. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed proxy card, insert the name of any other person or persons, sign the proxy card and transmit it directly to such other designated person or persons for use at the Meeting.

     Each proxy duly executed and received prior to the Meeting with a choice specified thereon will be voted as indicated on the proxy. If no direction as to the manner of voting the proxy is made, the proxy will be voted by the persons named thereon: (i) for the election of the nominees named herein as directors (or a substitute therefore if a nominee is unable or refuses to serve); (ii)for the approval of the Galileo International, Inc. 1999 Equity and Performance Incentive Plan; and (iii) in the discretion of such persons, upon such other matters not presently known or determined that properly come before the Meeting.

     At the close of business on the Record Date there were 104,790,802 Common Shares outstanding, each entitled to one vote for each matter to be considered at the Meeting. Stockholders do not have the right to cumulate their vote for the election of directors. A majority of the Common Shares entitled to vote that are present, in person or by proxy, at the Meeting shall constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the Common Shares that are present, in person or by proxy, will be sufficient to elect a director. Therefore, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will, however, be treated as present in person at the Meeting for purposes of establishing a quorum.

     The Company will bear the cost of soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Common Shares. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph, or personally, by certain officers and regular employees of the Company and its subsidiaries without extra compensation.

                   VOTING RIGHTS AND STOCKHOLDERS' AGREEMENT

Voting Common Shares and Special Voting Preferred Stock

     The Company has issued and  outstanding  two classes of voting  securities:
Common Shares and Special Voting Preferred Stock. Each Common Share is entitled to one vote in the election of directors and other matters submitted to a vote of stockholders. The Special Voting Preferred Stock is divided into seven series, each series consisting of one share and entitling the holder thereof to elect one director so long as certain share ownership thresholds are maintained. Pursuant to the provisions of the Special Voting Preferred Stock, the holders are entitled to elect a total of seven of the 13 members of the Board of Directors. The respective holders of the Special Voting Preferred Stock are entitled to elect their director designee, voting as a separate class.

     The Special Voting Preferred Stock is held by five entities controlled by the following airlines (individually, an "Airline Stockholder" and, collectively, the "Airline Stockholders"): United Air Lines, Inc. ("United"), Koninklijke Luchtvaart Maatschappij N.V. ("KLM"), British Airways Plc ("British Airways"), SAirGroup and US Airways, Inc. ("US Airways"). Currently, the Airline Stockholder controlled by United (holding three shares of Special Voting Preferred Stock and entitled to elect three directors) has elected Graham W. Atkinson, Frederic F. Brace and David A. Coltman as directors. The Airline Stockholders controlled by US Airways, KLM, SAirGroup and British Airways (each holding one share of Special Voting Preferred Stock and entitled to elect one director) have elected Thomas A. Mutryn, Frank H. Rovekamp, Georges P. Schorderet and Derek M. Stevens, respectively, as directors.

Voting Agreement

     With respect to the six remaining directors, the Airline Stockholders have agreed, pursuant to the terms of a stockholders' agreement (the "Stockholders' Agreement"), to vote their Common Shares in favor of the election of three management directors (the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (or the General Counsel of the Company until the Company has appointed a Chief Operating Officer)) and three independent directors nominated for election by the Board of Directors. See "Certain Relationships and Related Transactionsn Stockholders' Agreement." Currently, the management directors are James E. Barlett, Paul H. Bristow and Babetta R. Gray, and the independent directors are Wim Dik, Mina Gouran and Kenneth Whipple.

Effect of Stockholders' Agreement at Annual Meeting

     Due to the terms of the Special Voting Preferred Stock and the provisions of the Stockholders' Agreement, as long as the Stockholders' Agreement remains in effect and the Airline Stockholders own in the aggregate more than 50% of the outstanding Common Shares, the Airline Stockholders will control the election of the entire Board of Directors. The Airline Stockholders currently own approximately 62% of the Common Shares. See "Principal Holders of Securities." Accordingly, pursuant to the provisions of the Stockholders' Agreement, Mina Gouran and Paul H. Bristow, the independent and management directors, respectively, nominated for election at the Meeting, are virtually assured of election. The Airline Stockholders controlled by United and British Airways have indicated that they will vote their respective shares of Special Voting Preferred Stock to elect David A. Coltman and Derek M. Stevens, respectively, at or prior to the Meeting. Holders of Common Shares are not entitled to vote for the director nominees designated by these Airline Stockholders.

                         PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth, as of March 2, 1999, the number of Common Shares and shares of Special Voting Preferred Stock beneficially owned by persons known by the Company to beneficially own more than 5% of any class of the Company's voting securities. See "Voting Rights and Stockholders' Agreement."
                                                       PERCENT      SHARES OF
BENEFICIAL OWNER (1)               COMMON                OF         PREFERRED
                                   SHARES              CLASS         STOCK

United (2)...............          33,440,000         31.9%             3

KLM (3)..................          10,639,200         10.2%             1

British Airways (4)......           7,000,400          6.7%             1

SAirGroup (5)............           7,000,400          6.7%             1

US Airways (6)...........           7,000,400          6.7%             1

     (1) As used in this table, the term "beneficial owner" has the meaning given such term in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

     (2) Shares are owned directly by Covia LLC, a wholly-owned subsidiary of United Air Lines, Inc. The business address of Covia LLC is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007.

     (3) Shares are owned directly by Travel Industry Systems B.V., a wholly-owned subsidiary of Koninklijke Luchtvaart Maatschappij N.V. The business address of Travel Industry Systems B.V. is Amsterdamseweg 55, 1182 GP Amstelveen, The Netherlands.

     (4) Shares are owned directly by Distribution Systems, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of British Airways Plc. The business address of Distribution Systems, Inc. is 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899.

     (5) Shares are owned directly by Roscor, A.G., a wholly-owned subsidiary of SAirGroup. The business address of Roscor, A.G. is CH-8058, Zurich Airport, Switzerland.

     (6) Shares are owned directly by USAM Corp., a wholly-owned subsidiary of US Airways, Inc. The business address of USAM Corp. is Crystal Park Four, 2345 Crystal Drive, Arlington, Virginia 22227.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors consists of 13 members and is divided into three classes. One class of Directors is elected annually, and each Director in the class serves a three year term. Of the Board members, seven are elected by holders of Special Voting Preferred Stock. Of the remaining six Directors, the Airline Stockholders have agreed to vote their Common Shares in favor of three management Directors and three independent Directors. See "Voting Rights and Stockholders' Agreement" and "Certain Relationships and Related Transactions-Commercial Agreements-Stockholders' Agreement." The positions on the Board to be served by the respective Airline Stockholder Directors, the management Directors and the independent Directors have been distributed among the three classes such that approximately one-third of the Company's Board of Directors will be elected each year and only one management Director and one independent Director will be elected each year.

     The Board of Directors has nominated Mina Gouran as an independent Director and Paul H. Bristow, the Company's Chief Financial Officer and Treasurer as a management Director, for election to the Board of Directors at the Meeting. Ms. Gouran and Mr. Bristow have indicated their willingness to serve in such capacity if elected. Under the provisions of the Stockholders' Agreement, Ms. Gouran's and Mr. Bristow's elections are virtually assured. If Ms. Gouran or Mr. Bristow should become unwilling or unable to serve as a Director, all duly executed proxies shall be voted for the election of such other person or persons as shall be designated by the Board of Directors. Unless authority to vote for Ms. Gouran or Mr. Bristow is withheld, all votes by a properly executed proxy will be cast in favor of the nominees. Proxies may not be voted for more than two persons in the election of Directors at the Meeting.

     At or prior to the Meeting, the Airline Stockholders controlled by United and British Airways are expected to vote their respective shares of Special
Voting Preferred Stock to elect David A. Coltman and Derek M. Stevens, respectively, to the Board of Directors. Holders of Common Shares are not entitled to vote for the Director nominees designated by these Airline Stockholders.

     The Board of Directors recommends a vote FOR the independent and management nominees as Directors.

     The table below contains a brief description of the business experience and positions held by the nominees and the other incumbent Directors of the Company, including the Directors appointed by the Airline Stockholders, the management Directors and the independent Directors.

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DIRECTOR NOMINEES-1999
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Independent Director
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Ms. Mina Gouran                                        Director since 1998

     Ms. Gouran has led the European advanced technology practice of Korn Ferry International since 1996. Prior to her appointment at Korn Ferry, Ms. Gouran was a managing partner at Heidrick & Struggles International where she jointly led its global technology practice, having joined the company in 1988. Her career before executive search was in the management of information systems function within the financial services and travel industry sectors. Ms. Gouran is also a freeman of The Worshipful Company of Information Technologists. Ms. Gouran's current term expires in 1999. She currently serves on the Compensation Committee.

Age: 50

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Management Director
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Mr. Paul H. Bristow                                    Director since 1997

     Mr. Bristow has been Senior Vice President and Chief Financial Officer since February 1993 and Treasurer since May 1997. Prior to joining the Company, Mr. Bristow served as financial advisor to various companies in the United Kingdom before which he had spent two years as a member of a buy-in group involved in corporate finance as intermediaries, and as advisors. From 1980 to 1988 he worked for London International Group plc, a listed international consumer products company in London, initially as Division Finance Director and then on the Main Board as Group Finance Director. Prior to 1980, Mr. Bristow worked for ITT in Canada, Norway and Singapore; with Philip Morris in Switzerland and Canada; and with Arthur Andersen & Co. in Canada. Mr. Bristow's current term expires in 1999.

Age: 56

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Airline  Stockholder  Directors-1999 to be elected at or prior to the Meeting by the applicable Airline Stockholders (Holders of Common Shares are not entitled to vote for such Directors)
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Mr. David A. Coltman                                   Director since 1997

     Mr. Coltman has been Senior Vice President-Marketing of United Air Lines, Inc. since April 1, 1995. Prior to that, he served as Vice President-Atlantic Division of United Air Lines, Inc. in London since January 1989. He is also Chairman of Edinburgh Worldwide Investment Trust, an Edinburgh-based mutual fund. Mr. Coltman was a member of the Supervisory Board of the Galileo International Partnership from May 1995 and its Chairman beginning in September 1995 to July 30, 1997. It is anticipated that Mr. Coltman will be re-elected to the Board of Directors by the Airline Stockholder controlled by United Air Lines, Inc. Mr. Coltman's current term expires in 1999. He currently serves as Chairman of the Nominating Committee.

Age: 56

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Mr. Derek M. Stevens                                   Director since 1997

     Mr. Stevens has been a member of the Board of Directors and Chief Financial Officer of British Airways Plc since 1989. Mr. Stevens is also a non-executive director of CGU plc and was a member of the Supervisory Board of the Galileo International Partnership from September 1993 to July 30, 1997. It is anticipated that Mr. Stevens will be re-elected to the Board of Directors by the Airline Stockholder controlled by British Airways Plc. Mr. Stevens' current term expires in 1999.

Age: 60

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Incumbent Directors
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Mr. James E. Barlett                         Chairman and Director since 1997

     Mr. Barlett has been President and Chief Executive Officer since November 1994 and Chairman since May 1997. Prior to joining the Company, he served as Executive Vice President of Worldwide Operations and Systems of MasterCard International Corporation ("MasterCard") and was a member of the MasterCard International Operations Committee. Prior to his employment at MasterCard, Mr. Barlett served as Executive Vice President of Operations for NBD Bancorp where from 1979 to 1992 he managed the redevelopment of core banking systems and directed the development, implementation and operation of the Cirrus International automated teller switching system and served as Vice Chairman of Cirrus Inc. Mr. Barlett's current term expires in 2000. He is currently a member of the Nominating Committee.

Age: 55
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Mr. Graham W. Atkinson                                 Director since 1999

     Mr. Atkinson has been Vice President-Atlantic of United Air Lines, Inc. since June 2, 1995. Prior to that, he served as General Manager-United Kingdom of United Air Lines, Inc. since April 1991. Mr. Atkinson's current term expires in 2000.

Age: 47
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Mr. Frederic F. Brace                                  Director since 1997

     Mr. Brace has been Vice President-Finance of United Air Lines, Inc. since January 1998. Prior to that, he was Vice President-Financial Analysis and Controller and he served as United Air Lines, Inc.'s Vice President-Corporate Development and Controller from January 1994 to April 1, 1995, as its Vice President-Corporate Development from April 1993 to January 1994 and as its Vice President and Controller from February 1991 to April 1993. Mr. Brace was a member of the Supervisory Board of the Galileo International Partnership from September 1995 to July 30, 1997. Mr. Brace's term expires in 2001. He is currently a member of the Compensation Committee.

Age: 41
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Mr. Wim Dik                                            Director Since 1998

     Mr. Dik has been Chairman of the Board of Management and CEO of KPN, Royal Dutch Telecom since 1989. Mr. Dik is a member of the Board of Directors of ABN AMRO-Bank, the Netherlands Board of Tourism and Nuts Ohra Insurance Group. Prior to his appointment at KPN, Royal Dutch Telecom, Mr. Dik was Chairman of the Board of Nederlandse Unilever Bedrijven B.V., a multi-national food and chemical group, after holding various positions within the organization from 1964 to 1988. Mr. Dik also was State Secretary for Foreign Trade from 1981 through 1982. Mr. Dik's term expires in 2001. He is currently a member of the Audit and Nominating Committees.

Age: 60
-------------------------------------------------------------------------------
Ms. Babetta R. Gray                                    Director since 1997

     Ms. Gray has been Senior Vice President, Customer Service Delivery and General Counsel since July 1998, and has been Secretary since May 1997. Prior to that she was Senior Vice President, Legal and General Counsel since March 1996, Vice President, Legal and General Counsel since September 1995 and joined the Company as Senior Counsel in April 1990. Before joining the Company, Ms. Gray was Counsel for Reebok International Ltd. from 1989 to 1990 and an associate with the Boston law firm of Foley Hoag & Eliot from 1984 through 1988. Ms. Gray's current term expires in 2001.

Age: 40
-------------------------------------------------------------------------------
Mr. Thomas A. Mutryn                                   Director since 1998

     Mr. Mutryn recently joined US Airways as Senior Vice President, Finance and Chief Financial Officer. Prior to his employment with US Airways, Inc., Mr. Mutryn was Vice President and Treasurer at United Air Lines, Inc. from 1995 to 1998 and served as United Air Lines, Inc.'s Vice President, Revenue Management and Director, Financial Analysis from 1989 to 1995. Mr. Mutryn has also held a variety of positions at American Airlines from 1983 to 1989. Mr. Mutryn's current term expires in 2000.

Age: 45
-------------------------------------------------------------------------------
Mr. Frank H. Rovekamp                                  Director since 1997

     Mr. Rovekamp has been Senior Vice President-Marketing of Koninklijke Luchtvaart Maatschappij N.V. (KLM) since June 1992. Mr. Rovekamp was a member of the Supervisory Board of the Galileo International Partnership from September 1993 to July 30, 1997. Mr. Rovekamp's current term expires in 2000. He currently serves as Chairman of the Compensation Committee.

Age: 44
-------------------------------------------------------------------------------
Mr. Georges P. Schorderet                              Director since 1997

     Mr. Schorderet has been Executive Vice President and Chief Financial Officer of SAirGroup and its predecessor since January 1996 and served as Executive Vice President of the predecessor to SAirGroup since joining that company in September 1995. Prior to September 1995, Mr. Schorderet held various positions at Alusuisse-Lonza Holding AG, most recently as Chief Financial Officer and a Member of the Executive Committee, positions he had held since 1991. Mr. Schorderet is a member of the boards of directors of Air Europe, Air Likord, Sabena Societe Anonyme, Crossair Ltd. Co. for Regional European Air Transport and Flughafen-Immobilien-Gesellschaft (the Zurich Airport real estate company), LTU and UBE Ltd. Mr. Schorderet was a member of the Supervisory Board of the Galileo International Partnership from February 1996 to July 30, 1997. Mr. Schorderet's current term expires in 2001. He is currently a member of the Nominating Committee.

Age: 46
-------------------------------------------------------------------------------
Mr. Kenneth Whipple                                    Director since 1997

     Mr. Whipple retired from Ford Motor Company on January 1, 1999, after 40 years of service. He had been President of Ford Motor Company's Financial Services Group and Executive Vice President of Ford Motor Company since 1988. He also served as Chairman and Chief Executive Officer of Ford Credit. Prior to that he held various positions within the Ford Motor Company including, Vice President-Corporate Strategy and Chairman-Ford of Europe. Mr. Whipple is also on the boards of CMS Energy Corporation, Associates First Capital Corporation and J.P. Morgan Series Trust II Mutual Funds. Mr. Whipple's current term expires in 2000. He currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee.

Age: 64


COMMITTEES OF THE BOARD OF DIRECTORS

     The  Board of  Directors  of the  Company  has three  standing  committees,
comprised  of  an  Audit  Committee,   Compensation   Committee  and  Nominating
Committee.

     The Audit Committee reviews and makes recommendations to the Board with respect to the selection of independent auditors, the fees paid to such auditors, the adequacy of the audit and accounting procedures of the Company and such other matters as may be specifically delegated to the Audit Committee by the Board. The Audit Committee regularly meets with representatives of the independent auditors, the Company's internal audit manager and with the financial officers of the Company separately or jointly. The Audit Committee met three times during 1998. The Audit Committee is comprised of Messrs. Dik and Whipple.

     The Compensation Committee annually approves and then reviews with the Board of Directors the compensation of the Chairman, President and Chief Executive Officer of the Company. The Compensation Committee also reviews, advises and consults with the Chairman, President and Chief Executive Officer on the compensation of the other officers and key employees and as to the Company's policy on compensation. It also administers the Company's 1997 Stock Incentive Plan (the "Incentive Plan") which authorizes the issuance of various forms of stock-based awards, including the grant of stock options, and it is charged with the responsibility of interpreting the Incentive Plan. The Compensation Committee also has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Compensation Committee also renders advice and counsel to the Chairman, President and Chief Executive Officer on the selection of executive officers of the Company and key executives of the Company's major subsidiaries. The Compensation Committee met six times during 1998. The Compensation Committee is comprised of Messrs. Brace, Rovekamp and Whipple, and Ms. Gouran.

     The Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Nominating Committee does not specifically solicit suggestions from stockholders as to possible candidates, the Nominating Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stockholdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Secretary of the Company in a manner consistent with the procedures set forth in the Company's by-laws. The
Nominating Committee met seven times during 1998. The Nominating Committee is comprised of Messrs. Barlett, Coltman, Dik and Schorderet.

     During 1998, the Board of Directors met ten times. All incumbent Directors attended at least 75% of the meetings of the Board and all committees of the Board on which the respective Director served with the exception of Messrs. Goodwin and Dik who attended 60% and 14%, respectively, of such meetings.

COMPENSATION OF DIRECTORS

 Retainer and Fees. Each Director who is not a salaried employee of the Company or any of its subsidiaries receives a $25,000 yearly retainer for services on the Board of Directors. In addition to the retainer, Directors who are not salaried employees of the Company or any of its subsidiaries receive $1,000 for each in-person Board and committee meeting attended, and $500 for each telephonic Board or committee meeting in which such Director participates.

 The Director Plan and Fee Deferral. The Company has adopted the Galileo International, Inc. 1997 Non-Employee Director Stock Plan (the "Director Plan"). The principal purpose of the Director Plan is to attract and retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to better align their interests with the interests of the Company's stockholders. Directors who are also employees of the Company are not entitled to participate in the Director Plan. As described below, participants in the Director Plan may be entitled to receive options to purchase Common Shares, phantom stock units, or cash. In the case of Directors who are employees of the airlines who designate and elect such Directors (each an "Airline Director"), such individuals receive the cash equivalent of such options. The Director Plan permits independent Directors to defer payment of a portion of their Director's fees in accordance with the terms and conditions set forth in the Director Plan. Subject to the provisions of the Director Plan, the maximum number of Common Shares which may be issued under the Director Plan shall not exceed 500,000.

         The  Director  Plan  authorizes  awards of options to  purchase  Common
Shares to independent Directors. Each option generally vests and becomes exercisable six months after the date of grant and expires ten years from the date of grant, subject to early vesting, exercisability, and expiration as provided in the Director Plan. The option has a per share exercise price equal to the fair market value of the Common Shares on the date of grant. Upon the date of a non- employee Director's election (other than the election of a substitute Airline Director), appointment or reelection, such Director will be granted an option to purchase (4,000 x Y)-(1,000 x (Y-1)) Common Shares where Y = the number of years in such Director's term. In non-election years an option to purchase 1,000 shares of Common Shares is granted to each eligible Director. The exercise price of a stock option may be paid in cash or previously owned stock or a combination thereof.

         Notwithstanding the foregoing, at such time that an option would otherwise be granted under the Director Plan, an Airline Director will receive in lieu of such option a cash payment equal to the value of the option calculated on the basis of the Black-Scholes Option Pricing Model. Such cash payment is transferred to such Airline Director's employer, unless the employer has instructed the Company to make such payment directly to the Airline Director.

         Independent Directors may also elect to defer all or a specified percentage of their Directors' fees (in multiples of five percent) under the Director Plan. Such deferrals will be credited to a deferred compensation account set up for that Director. All amounts in this account are nonforfeitable at all times. The portion of the fees that the Director elects to defer is credited in the form of phantom stock units to the deferred compensation account as of the last business day of the fiscal quarter in which such portion of the Director's fees would otherwise have been payable to the Director. The number of phantom stock units to be credited to the deferred compensation account are determined by dividing the amount of the Director's fees deferred over such quarter by the fair market value of Common Shares as of the date of crediting. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Shares, each phantom stock unit credited to the deferred compensation account of such Director is credited with dividend equivalents. The crediting of phantom stock units to such Director's deferred compensation account does not confer on the Director any rights as a stockholder of the Company. Payment of the deferred benefits credited in phantom stock units is in Common Shares. As of March 2, 1999, there were no phantom shares credited to Directors pursuant to the deferred compensation arrangement under the Director Plan; Messrs. Dik's and Whipple's and Ms. Gouran's accounts were credited with 10,000, 11,000 and 4,000 Common Shares, respectively, under the stock option arrangement of the Director Plan; and the Airline Directors' employers received the following cash payments in lieu of stock options as provided under the Director Plan; $16,171.34 to each of Messrs. Coltman, Rovekamp and Stevens; and $161,713.37 to each of Messrs. Brace and Schorderet.

                          OWNERSHIP OF COMMON STOCK BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 2, 1999, the number of Common Shares beneficially owned by (i) each Director (including those owned by James
E. Bartlett, Paul H. Bristow and Babetta R. Gray who also serve as Executive Officers of the Company), (ii) the persons named in the Summary Compensation Table below, and (iii) all Directors and Executive Officers as a group. In addition to Messrs. Barlett and Bristow and Ms. Gray, the following also serve as executive officers of the Company (collectively, the "Executive Officers"):
Lyn Bulman, Michael G. Foliot, James E. Lubinski and David A. Near.

NAME OF INDIVIDUAL AND                       NO. OF SHARES           PERCENT OF
NO. OF PERSONS IN GROUP                 BENEFICIALLY OWNED (1)        CLASS (2)

Directors
      James E. Barlett...........            78,617(3)                     *
      Graham W. Atkinson.........                    0                     *
      Frederic F. Brace..........                1,000                     *
      Paul H. Bristow............               10,767                     *
      David A. Coltman...........                2,000                     *
      Wim Dik....................               10,000                     *
      Mina Gouran................             4,000(4)                     *
      Babetta R. Gray............                4,667                     *
      Thomas A. Mutryn...........                    0                     *
      Frank H. Rovekamp..........                1,000                     *
      Georges P. Schorderet......                1,500                     *
      Derek M. Stevens...........                2,000                     *
      Kenneth Whipple............               12,000                     *

Executive Officers
     Michael G. Foliot..........                7,267                      *
     James E. Lubinski..........                6,267                      *
     David A. Near..............                5,767                      *
All Directors and Executive Officers as
as a Group (17 persons)                       151,719                      *
_______

(1) The Directors and Executive Officers, and all Directors and Executive Officers as a group, have sole voting and sole investment power over the Common Shares listed except for Mr. Foliot, Ms. Gray, Mr. Rovekamp and Ms. Bulman, Senior Vice President, Human Resources and Corporate Relations, who each share voting and investment power with a third party.

(2) An asterisk indicates that the percentage of shares beneficially owned by the named individual does not exceed one percent (1%) of the Common Shares.

(3) Includes Mr. Barlett's 48,950 share restricted stock award granted on June 18, 1998 for which Mr. Barlett has voting and investment power.

(4) Represents shares which Ms. Gouran has the right to acquire pursuant to stock options which will become exercisable within 60 days following March 23, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), requires that reports of beneficial ownership of Common Shares and changes in such ownership be filed with the Securities and Exchange Commission by the Company's Directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities. The Company is required to conduct a review and to identify in its proxy statement each Director, officer or person who owns more than 10 percent of a registered class of the Company's equity securities who failed to file a required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for the fiscal year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth all compensation paid for services rendered to the Company during the Company's last three fiscal years in all capacities and received by (i) the Company's Chairman, President and Chief Executive Officer during 1998 and (ii) the Company's four most highly paid Executive Officers during 1998 other than the Chairman, President and Chief Executive Officer (the "Named Executive Officers").

-                                                                       LONG TERM COMPENSATION
-                                                                       ----------------------
                                           ANNUAL COMPENSATION                       AWARDS                       PAYOUTS
-                                                              OTHER                                                        ALL
                                                               ANNUAL        RESTRICTED     SECURITIES       LTIP          OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY      BONUS        COMPEN-         STOCK        UNDERLYING     PAYOUTS         COMPEN-
                                        ($)        ($)         SATION          AWARDS        OPTIONS         ($)           SATION(5)
                                                                ($)            ($)            (#)                            ($)

James E. Barlett...........    1998   $528,770     $801,310       -          $1,996,181(2)      256,150    $396,923(3)        $9,700
   Chairman, President,        1997    459,000      360,480       -              -              216,200     119,456(4)         9,018
   Chief Executive Officer     1996    435,750      357,210       -              -                 -         50,000(4)         8,820
   and Director

Paul H. Bristow............    1998    242,629      247,500       -              -              155,150     184,855(3)         9,307
  Senior Vice President,       1997    217,360      132,484  $42,962(1)          -               62,200      56,047(4)         7,057
  Chief Financial Officer,     1996    207,333      121,680       -              -                 -         25,372(4)         6,992
  Treasurer and Director

Michael G. Foliot..........    1998    214,986      195,300       -              -              135,150     177,967(3)         9,128
   Senior Vice President,      1997    206,546      104,564       -              -               58,200      55,114(4)         6,945
   Global Vendor Marketing     1996    197,013      115,054       -              -                 -         26,184(4)         6,591

James E. Lubinski..........    1998    259,614      284,625       -              -              171,150     155,944(3)         9,201
   Senior Vice President,      1997    206,458      109,165       -              -               60,200      40,479(4)         5,254
   Information Services        1996    182,790      112,740       -              -                 -         11,651(4)         5,288
   and Operations

David A. Near..............    1998    202,382      198,000    90,997(1)         -              137,150      80,074(3)         8,243
   Senior Vice President,      1997    144,625       76,470    43,186(1)         -               42,200      15,072(4)         6,556
   Subscriber Marketing        1996    128,020       77,513       -              -                 -           -               5,934

-----

(1) Represents non-cash benefits which must be disclosed because they are in excess of the lesser of either $50,000 or 10 percent of the total of annual salary and bonus related to personal travel and spousal travel on business trips for Mr. Bristow; and relocation expenses and personal travel in 1997, and housing, car, storage and airline club expenses in 1998, for Mr. Near.

(2) Effective April 1, 1998, Mr. Barlett was granted restricted stock in two equal awards of 48,950 shares each; the first award was granted on June 18, 1998 and the Company is obligated to issue the second award on June 18, 1999.

(3) Represents payments made in 1998 based on phantom shares that entitled the holder to cash in the amount of the fair market value of the Common Shares plus dividend equivalents. Phantom shares were granted to the Named Executive Officers in 1997 in exchange for awards previously granted in 1995 through 1997 under the Company's Long Term Incentive Plan, which has been discontinued.

(4) Represents payments made under the Company's Long-Term Incentive Plan, which was discontinued during 1997.

(5) All Other Compensation consists of (i) amounts contributed for fiscal 1998, 1997 and 1996 of $4,800, $4,750 and $4,500, respectively, under the Company's 401(k) Savings Plan for each of the Named Executive Officers; and (ii) payments made in fiscal 1998, 1997 and 1996 representing money allocated to, but unused for, benefit programs for Mr. Barlett ($4,900, $4,268 and $4,320); Mr. Bristow ($4,507, $2,307 and $2,492); Mr. Foliot ($4,328, $2,195 and $2,091); Mr.
Lubinski ($4,401, $504 and $788); and Mr. Near ($3,443, $1,806 and $1,434).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 1998.


                                                       Individual Grants
                              -----------------------------------------------------------------------
                              Number of           Percent of Total
                              Securities          Options/SARs             Exercise                            Grant Date
                              Underlying          Granted to Employees     or Base    Expiration Date        Present Value
 Name                         Options/SARs        in Fiscal Year           Price      ---------------            (2)
 -----------------            Granted (1)         --------------------     --------                           -------------
                             -----------

James E. Barlett...          256,000                   13.65                $40.78       17 Jun 07            $3,722,240
                                 150                   0.01                  40.78       17 Jun 08                 2,181
Paul H. Bristow....          155,150                   8.28                  40.78       17 Jun 08             2,255,881
Michael G. Foliot..          135,150                   7.21                  40.78       17 Jun 08             1,965,081
James E. Lubinski..          171,150                   9.13                  40.78       17 Jun 08             2,488,521
David A. Near......          137,150                   7.32                  40.78       17 Jun 08             1,994,161


-----

(1) All options granted at $40.78 vest in equal annual installments over a three-year period beginning on the first anniversary of the date of grant, with the exception of the 256,000 shares granted to Mr. Barlett, which vest over a five year period beginning on the first anniversary of the date of grant. No SARs were granted during the last fiscal year.

(2) Present value calculated assuming the stock options are valued using the Black-Scholes Option Pricing Model. Assumptions used in the model are: estimated future yield of 1.00%; expected option term of five years; risk-free rate for option term of 5.00%; and estimated future volatility of 35.00%. The option values shown are based on the model and actual value, if any, will depend on stock price change.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS VALUES

                                                            Number of Securities Underlying            Value of Unexercised
                                                               Unexercised Options/SARs              In-The-Money Options/SARs
                                                                  at Fiscal Year-End                  at Fiscal Year-End (1)
                                                            -------------------------------       -------------------------------
                            Shares Acquired      Value
Name                          on Exercise      Realized     Exercisable       Unexercisable       Exercisable       Unexercisable
--------------------          -----------      ---------     -----------       -------------       -----------       -------------
James E. Barlett.......                  0             0        21,667             450,683          $411,673          $3,995,955
Paul H. Bristow........                  0             0         6,267             211,083           119,073           1,370,810
Michael G. Foliot......                  0             0         5,867             187,483           111,473           1,255,360
James E. Lubinski......                  0             0         6,067             225,283           115,273           1,383,805
David A. Near..........                  0             0         4,267             175,083            81,073           1,016,600


-----

(1) The value of "in-the-money" options represents the difference between the exercise price of such options and $43.50, the closing price of the Common Shares on the New York Stock Exchange on December 31, 1998. No SARs were granted to the Named Executive Officers.

PENSION PLAN

         The Company sponsors the Galileo International Employees Pension Plan (the "Pension Plan"), which is a non-integrated qualified defined benefit pension plan covering most U.S. full time employees of the Company. The following table shows the estimated annual pension benefits under the Pension Plan and the SERP in the remuneration and years of service classifications indicated (without regard to the offsets described below).

                               Pension Plan Table


                                                                      Years of Service
                                               ---------------------------------------------------------------
Remuneration                                      15           20            25            30           35

$200,000...............................        $48,000       $64,000       $80,000      $96,000      $112,000
$250,000...............................         60,000        80,000       100,000      120,000       140,000
$300,000...............................         72,000        96,000       120,000      144,000       168,000
$350,000...............................         84,000       112,000       140,000      168,000       196,000
$400,000...............................         96,000       128,000       160,000      192,000       224,000
$450,000...............................        108,000       144,000       180,000      216,000       252,000
$500,000...............................        120,000       160,000       200,000      240,000       280,000
$550,000...............................        132,000       176,000       220,000      264,000       308,000
$600,000...............................        144,000       192,000       240,000      288,000       336,000
$650,000...............................        156,000       208,000       260,000      312,000       364,000
$700,000...............................        168,000       224,000       280,000      336,000       392,000
$750,000...............................        180,000       240,000       300,000      360,000       420,000
$800,000...............................        192,000       256,000       320,000      384,000       448,000
$850,000 or more.......................        204,000       272,000       340,000      408,000       476,000


         The basic monthly payment under the Pension Plan is a single life annuity equal to 1.6% of the participant's final average compensation multiplied by the number of his/her months of qualified service divided by 12. However, the basic monthly payment for a participant whose accrued benefit as of January 1, 1994 is based on compensation exceeding $150,000 will be based on the greater of
(i) the accrued benefit as determined above with respect to the benefit formula in effect for the plan year beginning on or after January 1, 1994 as applied to the participant's total amount of qualified service, or (ii) the sum of the participant's accrued benefit as of January 1, 1994, frozen in accordance with
Section 1.401(a)(4)-13 of the United States Treasury Regulations, and the participant's accrued benefit determined under the benefit formula applicable for the plan year beginning on or after January 1, 1994, as applied to the participant's months of benefit service credited for plan years beginning on or after January 1, 1994. Retirement benefits are subject to the annual pension limitations imposed under Section 415(d) and 401(a)(17) of the Internal Revenue Code, as amended (the "Code"), for which limitations vary annually. The Covia Supplemental Retirement Plan (the "SERP"), a nonqualified plan, provides benefits over the applicable Code limitations.

         The benefits under the Pension Plan and the SERP shown above are calculated on a single life annuity basis and assume retirement at age 65. As of March 1, 1999, Messrs. Barlett, Bristow, Foliot, Lubinski and Near had 39, 61, 55, 31 and 80 months of qualified service, respectively, under the Pension Plan.

         For purposes of the Pension Plan, "final average compensation" means the highest monthly average of a participant's compensation attributable to the 60 consecutive months of service occurring during the last 120 months of service of employment (unless the participant has fewer than 60 months of service with the employer). "Compensation" means amounts paid to the participant for base pay, overtime, double shift, shift differentials, lump sum merit pay, holiday rotating day off, holiday worked rotating day off, commissions, retroactive pay, management incentive bonuses and special incentives for certain retirees paid prior to September 1, 1993. Generally, only those items reflected as either salary or bonus in the Summary Compensation Table are considered in determining benefits under the Pension Plan and the SERP. Benefits under the Pension Plan and the SERP are not subject to reduction for social security benefits.

EMPLOYMENT AGREEMENT

         James E. Barlett is a party to an employment agreement with the Company dated June 18, 1998 (the "Agreement"). The term of the Agreement will continue until June 17, 2003. The Agreement provides for a base salary of $550,000 per annum, reviewed by the Compensation Committee and increased at its discretion. The Agreement also provides for Mr. Barlett's participation in the Company's incentive and benefit plans as well as an airfare and car allowance. The Agreement may be terminated immediately by the Company with "Cause" or by Mr. Barlett with "Good Reason" (as such terms are defined in the Agreement). If the Agreement is terminated by the Company without Cause or by Mr. Barlett for Good Reason, the Company must pay Mr. Barlett a lump sum equal to the balance of his base salary at the rate in effect at the time of termination for a 12 month period or the remaining term of the Agreement, whichever is less, as well as an amount equal to a reasonable estimate of the amount of annual compensation he would have received under the Management Incentive Plan ("MIP") for that 12 month period assuming a 100% target achievement by him. In addition, commencing 12 months after the date of termination, the Company must pay Mr. Barlett an amount equal to his monthly salary as well as the amount he would have earned under the MIP for that month, assuming a 100% target achievement, each month for the ensuing 24 month period or the remaining term of the Agreement, whichever is less. These monthly payments will be decreased to reflect compensation from any other employment which Mr. Barlett obtains. The Company will also provide group health insurance and other welfare and pension benefits to Mr. Barlett for a 12 month period or the remaining term of the Agreement, whichever is less, following a termination without Cause or a resignation for Good Reason. The Agreement contains a confidentiality provision and a non-competition clause that remains in effect during the term of this Agreement and for the longer of 12 months after the termination date or until the date Mr. Barlett ceases receiving compensation from the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

         The Compensation Committee provides direction to the directors of the Company in maintaining a compensation program that is consistent with the Company's overall compensation philosophy. The compensation philosophy supported by the Compensation Committee recognizes the need to attract and retain high caliber staff to meet the Company's business requirements. In doing so, however, the Compensation Committee is mindful of overall stockholder return and believes that incentive program design and payments should appropriately reflect comparisons with peer company performance.

         The Compensation Committee develops and approves compensation strategies and policies intended to support the Company's strategic business objectives and enhance shareholder value creation. The Compensation Committee also approves compensation levels and reviews its decisions with the Board for the Chairman, President, and Chief Executive Officer and other corporate executives. Only Directors who are not employees of the company may serve on the Compensation Committee. As of December 31, 1998, the Compensation Committee consisted of two Airline Stockholder representatives and two independent Directors.

Executive Compensation

         In determining compensation levels, the Compensation Committee considers competitive market data provided by an independent compensation consultant as well as the specific skills and experience of each incumbent. The Compensation Committee approves the peer companies, which are selected based on similarity of business and size relative to the Company.

         The Company's Executive Officers' remuneration consists of base salary, annual bonus and long term compensation. Each component of compensation is reviewed further below.

Base Salaries

         Base salaries are reviewed annually by the Compensation Committee and changes are determined based on a subjective assessment of a range of factors, including the individual's performance, the responsibilities of the position, competitive practice and the experience of the executive filling the position.

Annual Bonus

         The annual bonus program provides annual cash bonuses to the Executive Officers as well as to other managers within the Company. For 1998, the Compensation Committee determined payments based on a combination of individual and/or corporate performance, weighted appropriately. Individual performance was subjectively assessed based on detailed written information on achievements against the objectives for the year. Corporate performance was determined through a formula based on results against the predetermined financial plan for the fiscal year. Going forward, however, it is intended that annual bonus awards will be based solely on the Company's financial performance for the Executive Officers.

Long Term Incentive Compensation

         Prior to July 1997, the Company had a Long Term Incentive Plan (the "LTIP") which was intended to reward executives for superior performance in achieving long term goals. At the time of the Company's initial public offering in July 1997, the LTIP was discontinued and deferred compensation arrangements were put in place to convert existing awards under the LTIP into phantom shares. Outstanding awards from the remaining 1995, 1996 and 1997 award cycles were converted into phantom shares to be paid at the fair market value of Common Shares under the same schedule as applied to the LTIP. Currently, only the final payment from the 1997 award cycle remains to be made.

         In July 1997, the Company adopted the Galileo International, Inc. 1997 Stock Incentive Plan to replace the LTIP as a means to establish commonality of interest between management and shareholders, focus executives on long-term shareholder value creation and to encourage retention. The Compensation Committee administers this plan. The primary award under this plan is stock options, although restricted stock and performance shares are granted under special circumstances.

         In mid-1998, the Compensation Committee requested that an external adviser make a comprehensive study of the compensation arrangements for corporate officers. The objectives of this study were to enhance the incentive and retention value of the program, to bring it more in line with competitive practices and to ensure that it properly supported the objective of enhancing shareholder value. As a result of this study and in conjunction with the signing of a new five-year employment contract, a special one-time equity grant was awarded to the President, Chairman and Chief Executive Officer. This award consisted of a combination of stock options and restricted stock, which vest over a five-year period. In addition, special one-time stock option grants that vest ratably over three years were awarded to other Executive Officers.

         If the 1999 Equity and Performance Incentive Plan (the "Plan") set forth in Proposal No. 2 is adopted by the Company's stockholders, it will authorize, among other things, stock options, stock appreciation rights, restricted stock and performance shares. The Plan would supercede and replace the 1997 Stock Incentive Plan and would provide the Company with the means to attract and retain management employees, among others, and provide such persons with incentives and rewards for superior performance.

Chairman, President and Chief Executive Officer Compensation

         The Compensation Committee reviews the base salary of the Chairman, President and Chief Executive Officer annually and makes adjustments based on a subjective assessment of his contribution and the overall performance of the Company. In April 1998, the Chairman, President and Chief Executive Officer's salary was increased to $550,000. His annual bonus for 1997, which was paid in 1998, was determined based on an equally weighted combination of achievement against personal goals and a formula relating to the Company's financial performance. As with the other Executive Officers, his annual bonus will be based entirely on the achievement of the corporate financial target in the future. As part of the compensation review described in the "Long Term Incentive Compensation" section above, the President, Chairman and Chief Executive Officer was granted a special equity incentive award in addition to the remainder of his long-term incentive grant. This award consists of stock options and restricted stock, with a portion of the restricted stock granted in 1998 and the remainder to be granted in 1999. These grants were made in recognition of the President, Chairman and Chief Executive Officer's continued leadership and importance to the Company and in recognition of the renewal of his employment agreement for five years. The options vest ratably over a five year period and the restricted stock awards vest at the rate of 20% per year for the first installment and 25% per year for the second.

$1 Million Compensation Limit on Deductibility

         Section 162(m) of the Internal Revenue Code restricts corporate tax deductions on amounts paid in excess of $1 million to the Chairman, President and Chief Executive Officer and the other Executive Officers listed in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation policy and the needs of the Company, to ensure the continued tax deductibility of all amounts paid to the Executive Officers. If adopted, certain awards under the Plan would be intended to qualify as performance-based compensation under Section 162(m). See Proposal No. 2.

Compensation Committee

         Frank H. Rovekamp (Chairman)
         Frederic F. Brace
         Mina Gouran
         Kenneth Whipple

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee include Frank H. Rovekamp and Frederic F. Brace. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its subsidiaries. Mr. Rovekamp has been Senior Vice PresidentnMarketing of KLM since June 1992. Mr. Brace has been Vice PresidentnFinance of United since January 1998. The Company has entered into commercial agreements and other arrangements with each of KLM and United which contemplate certain services and payments between the companies. See "Certain Relationships and Related Transactions."

                                PERFORMANCE GRAPH
                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The graph below compares the percentage changes in the Company's cumulative total stockholder return from July 25, 1997 (the first trading date of the Company's Common Shares) through December 31, 1998 with the cumulative total return of the S&P 500 Index and the Peer Group (1) for the same period. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock performance shown on the graph below is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


                           Galileo International   S&P 500       Peer Group
                           ---------------------   -------       ----------
July 25, 1997......                100.00           100.00          100.00
December 31, 1997..                113.01           103.96           95.52
December 31, 1998..                179.27           133.90          123.22

-----

(1) The peer group consists of: Automatic Data Processing, Inc., BA Merchant Services, Inc., Ceridian Corporation, DST Systems, Inc., First Data Corporation, National Data Corporation, National Processing, Inc., Paychex, Inc., Paymentech, Inc. and The Sabre Group Holdings, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into various commercial and other agreements with the airline affiliates of the Airline Stockholders. Seven of the Company's Directors are affiliated with the Airline Stockholders. See "Proposal 1:
Election of Directors."

COMMERCIAL AGREEMENTS

Computer Services Agreements

         The Company has entered into Computer Services Agreements with the airline affiliates of the Airline Stockholders. Under the Computer Services Agreements, the Company provides certain fares quotation services, internal reservation services, other internal management services and software development services. The Computer Services Agreements, other than with respect to fares quotation services and services to United, each discussed below, are generally cancelable by either party upon six months' prior written notice, except the Company may not cancel any such agreement prior to the third anniversary of the Company's initial public offering in July 1997 ("IPO"). The Computer Services Agreements generally require the Company to provide the services thereunder at prices based upon a fully allocated cost methodology for a period of up to three years following the IPO, after which pricing will be determined on an arm's-length basis.

         The Company also provides fares quotation services to United, British Airways, SAirGroup, KLM and US Airways through its GlobalFaresJ fares quotation system. The Company provides such fares quotation services under pricing arrangements that were in effect prior to the IPO, and will continue to provide such service at such pricing for a period of approximately five years following the Company's IPO after which pricing will be determined on an arm's-length basis. These services may be canceled by either party upon six months' prior written notice (except the Company may not cancel the provision of such services prior to the end of the existing pricing period).

         The Company also provides internal reservation services, other internal management services and software development services to United. Internal reservation services are provided for a minimum period of four years following the IPO at fixed prices based upon a fully allocated cost methodology. Other internal management services are generally provided to United for a minimum of six years following the IPO at fixed prices based upon a fully allocated cost methodology. Software development services are generally provided to United for a minimum of six years following the IPO at prices based upon a fully allocated cost methodology.

         For the year ended December 31, 1998, the Company recorded revenue of approximately $23.1 million; $1.8 million; $1.6 million; $0.3 million; and $0.6 million from United, British Airways, US Airways, KLM and SAirGroup, respectively, for services rendered under the Computer Services Agreements.

Network Services Agreement

         The Company is a party to a Network Services Agreement with United pursuant to which the Company provides United the use of the Company's network for communication services and manages such communication services. The Network Services Agreement continues in effect until terminated by either party upon two years prior written notice. For the year ended December 31, 1998, the Company recorded revenue of $105.5 million from United for such services.

Global Airline Distribution Agreements

     The Company has entered into Global Airline Distribution Agreements with the airline affiliates of the Airline Stockholders as well as with each of its airline travel vendor customers. Under the Global Airline Distribution Agreements, travel vendors store, display, manage and sell their services through the Company's Apollo(R)and Galileo(R)systems. Airlines are offered varying levels of functionality at which they can participate in the Company's systems. The Company also provides travel vendors marketing data generated from reservation activity in the Company's systems for fees that vary based on the type and amount of information provided. This information assists travel vendors in the management of their inventory and yields.

         For the year ended December 31, 1998, the Company recorded revenue of approximately $141.4 million; $55.5 million; $42.2 million; $28.9 million and $20.1 million from United, British Airways, US Airways, KLM and SAirGroup, respectively, for services rendered under the Global Airline Distribution Agreements.

Distributor Sales and Service Agreements

         During 1998, the Company was a party to Distributor Sales and Service Agreements with the national distribution company affiliates (the "NDC") of certain Airline Stockholders. In exchange for its efforts to sell the Company's products to travel agencies in its territory, the NDC receives a percentage of the booking fees generated by travel agency use of the Company's computer reservation systems within its territory. In the absence of material breach, these arrangements cannot be terminated by either party so long as an affiliate of the relevant NDC retains an interest in the Company.

         With respect to Galileo United Kingdom, an NDC which is wholly-owned by British Airways, the Company paid approximately $39.4 million for such services through December 31, 1998.

Other Distribution Support

         During 1998, the Company had an arrangement with United pursuant to which United provided support for the Company's distribution efforts in certain countries in Latin America. For the year ended December 31, 1998, the Company paid United approximately $4.2 million for these support services.

Termination of Revenue Sharing Obligations

         During 1997, in conjunction with the acquisitions of Galileo Nederland and Traviswiss, the Company terminated its obligations under the Galileo International Partnership agreement to share with KLM and SAirGroup a portion of the booking fee revenue generated in certain European territories. In consideration of the termination of such revenue sharing obligations, the Company agreed to pay KLM and SAirGroup, in four annual installments, the aggregate amounts of $14.8 million and $22.4 million, respectively. Payments under these agreements for the year ended December 31, 1998 were $4.0 million to KLM and $6.6 million to SAirGroup.

Sales Representation Agreements

     During 1998, the Company had sales representation agreements with United and US Airways pursuant to which these airlines provided the personnel to sell the Company's Apollo(R) brand reservations products to subscribers in the United States and Mexico. Employees of the airlines were responsible for the sales function, while employees of the Company were fully responsible for all aspects of customer service and support. Each sales representation agreement provided base and incentive compensation, based upon achievement of revenue goals established annually. The sales representation agreements were terminated during 1998, subject to a transitional period. Through December 31, 1998, the Company recorded expenses of approximately $11.3 million to United and approximately $3.1 million to US Airways for such services.

Services Agreements

         In connection with the Company's acquisition of ATS, the Company entered into a services agreement (the "ATS Services Agreement") with United, US Airways and Air Canada (collectively, the "ATS Services Providers") pursuant to which the ATS Services Providers will provide certain marketing and other services designed to assist the Company in growing the business of ATS. During the sixth year following the consummation of the IPO, the Company will pay the ATS Services Providers a fee of up to $200.0 million (on a present value basis), based on improvements in the Company's air booking fee revenue over the five-year period immediately following the acquisition of ATS, as measured by the weighted average annual air segment growth rate and the weighted average annual price increase rate over such period.

         In connection with the Company's acquisitions of Traviswiss and Galileo Nederland, the Company entered into a services agreement with each of SAirGroup and KLM (collectively, the "Additional Services Agreements") pursuant to which SAirGroup and KLM provide services designed to assist the Company in growing the business of Traviswiss and Galileo Nederland, respectively. During the sixth year following the effective dates of the Additional Services Agreements, the Company will pay SAirGroup a fee of up to $6.8 million (on a present value basis) and will pay KLM a fee of up to $4.7 million (on a present value basis), in each case based on improvements in the Company's air booking fee revenue over the five year period immediately following such acquisitions, measured in a manner similar to that provided in the ATS Services Agreement.

Other Services

         In the ordinary course of business, the Company purchases airline related business travel services and communication services from United. The Company also rents facilities from United. For the year ended December 31, 1998, the Company paid approximately $9.0 million to United related to these services.

Stockholders' Agreement

         Simultaneously with the consummation of the IPO, the Company and the Airline Stockholders and certain affiliates entered into the Stockholders' Agreement pursuant to which the Airline Stockholders agreed to vote their shares and take such other actions as are necessary to cause the Board of Directors of the Company to (i) with limited exceptions, consist of 13 members, (ii) be divided into three classes, (iii) consist of seven directors elected by the Airline Stockholders, three management directors and three independent directors and (iv) designate nominating, audit and compensation committees. The Stockholders' Agreement contains certain limitations on the transfer of shares of the Special Voting Preferred Stock and the Common Shares, including provisions granting the Airline Stockholders, their affiliates and certain transferees (collectively, the "Original Owners") the right of first refusal in the event that an Original Owner proposes to sell or transfer its Common Shares to another Original Owner or an affiliate thereof. In addition, the Stockholders' Agreement prohibits an Original Owner from transferring its Common Shares to any of its affiliates without such affiliate executing a counterpart of the Stockholders' Agreement. The Stockholders' Agreement also restricts the ability of an Original Owner to acquire more than 50% of the capital stock of the Company entitled to vote in the election of directors. The Stockholders' Agreement will terminate on the tenth anniversary of the IPO.

                                 PROPOSAL NO. 2:
                     ADOPTION OF GALILEO INTERNATIONAL, INC.
                   1999 EQUITY AND PERFORMANCE INCENTIVE PLAN

         On February 18, 1999, the Board of Directors unanimously approved and adopted, subject to the approval of the Company's stockholders at the 1999 Annual Meeting, the Galileo International, Inc. 1999 Equity and Performance Incentive Plan (the "Plan"). The Plan would supercede and replace the 1997 Stock Incentive Plan. The Plan affords the Board the ability to design compensatory awards that are responsive to the Company's needs, and includes authorization for stock options, appreciation rights, restricted shares, deferred shares, stock payments, performance shares and performance units. The Plan will supplement the Company's current compensation programs available to eligible employees.

         The affirmative vote of a majority of the Common Shares represented in person or by proxy is required for approval of the Plan. The following summary of the principal provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of such Plan, a copy of which is set forth as Exhibit A to this Proxy Statement. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Plan.

Principal Purposes of the Plan

         The  principal   purposes  of  the  Plan  are  to  attract  and  retain
consultants, officers and other employees of the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance.

Available Shares

         Subject to  adjustment  as provided  in the Plan,  the number of Common
Shares that may be issued or transferred under the Plan shall not in the aggregate exceed 13,000,000 Common Shares, plus any shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price or upon satisfaction of any withholding amount. Such shares may be shares of original issuance or treasury shares or a combination thereof.

         Notwithstanding anything else in the Plan to the contrary and subject to adjustment as provided under the Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options ("ISOs") shall not exceed 10,000,000 Common Shares, (ii) no Participant (as defined below) shall be granted Option Rights and Appreciation Rights for more than an aggregate of 2,000,000 Common Shares during any five-year period under the Plan; and (iii) the number of Common Shares issued as Restricted Shares shall not in the aggregate exceed 2,500,000 Common Shares. In no event shall any Participant in any calendar year receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $5,000,000.

         As of March 15, 1999, the closing price per Common Share on the New York Stock Exchange was $48.56.

Eligibility

         Consultants, officers and employees of the Company and its subsidiaries may be selected by the Board to receive awards under the Plan (each, a "Participant"). As of March 15, 1999, the Company had approximately 3,000 employees.

Option Rights

         Option Rights may be granted under the Plan that entitle the Participant to purchase Common Shares at a price which may be less than the Market Value per Share on the Date of Grant. Each grant of Option Rights shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

         Each grant of Option Rights shall specify whether the Option Price is payable (i) in cash or by check acceptable to the Company; (ii) by the tender to the Company of Common Shares owned by the Participant for at least six months having a value at the time of exercise equal to the Option Price; (iii) by delivery of irrevocable instructions to a financial institution or broker to deliver promptly to the Company sale or loan proceeds with respect to the shares sufficient to pay the total Option Price; or (iv) by any combination of such payment methods.

         On or after the Date of Grant of any Option Rights, the Board may provide for the automatic grant of Reload Option Rights to a Participant upon the exercise of Option Rights (including Reload Option Rights) using Common Shares or other consideration specified in the Plan. Reload Option Rights shall cover up to the number of Common Shares, Deferred Shares, Stock Payments, Option Rights or Performance Shares (or the number of Common Shares having a value equal to the value of any Performance Units), surrendered to the Company upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Options may have an Option Price that is less than the applicable Market Value per Share at the time the Reload Option is granted and shall be on such other terms as may be specified by the Board, which may be the same as or different from those of the original Option Rights.

         Option Rights granted under the Plan may be options that are intended to qualify as ISOs, options that are not intended to so qualify, or combinations of the foregoing.

         The  Board  may,  on or after  the Date of Grant of any  Option  Rights
(other than the grant of an ISO), provide for the payment of dividend equivalents to the Participant on a current, deferred or contingent basis or may provide that any such equivalents be credited against the Option Price.

         No Option Right shall be exercisable more than ten years from the Date of Grant. Each grant shall specify the period of continuous service with the Company or any subsidiary, if any, or other conditions (including the achievement of Management Objectives) that must be satisfied before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the case of a Change in Control or other events. A definition of "Change in Control" has been specifically included in the Plan, which can be found in the full text of the Plan attached hereto as Exhibit A. Successive grants may be made to the same Participant whether or not Option Rights previously granted to such Participant remain unexercised.

Appreciation Rights

         An Appreciation Right is a right, exercisable either by surrender of the related Option Right (if granted in tandem with an Option Right, so long as the Option Right has not been exercised or terminated) or by itself (if granted as a Free-Standing Appreciation Right), to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the amount (not to exceed 100 percent) at the time of exercise. Any grant may specify that the amount payable upon exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof, and may grant either to the Participant or the Board the right to elect among those alternatives.

         Any grant may specify that the amount payable upon exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant. Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

         Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, a Change in Control or other event. Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights.

         Any grant of Tandem Appreciation Rights shall provide that the Tandem Appreciation Rights may be exercised only at a time when the related Option Rights are also exercisable and the Spread is positive and by surrender of the related Option Rights for cancellation.

         Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater or less than the Market Value per Share on the Date of Grant. Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised. No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

         Each grant of Appreciation Rights shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

Restricted Shares

         A grant of Restricted Shares involves the immediate transfer by the Company to a Participant of ownership of a specific number of Common Shares in consideration of the performance of services. The Participant is immediately entitled to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the Participant that is at or less than the Market Value per Share at the Date of Grant; provided, however, that any grant of Restricted Shares made for consideration paid at the time of grant (including the foregoing of compensation owed by the Company to a Participant) shall not be counted for purposes of the limit on the permitted number of Restricted Shares.

         Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), for a period to be determined by the Board at the Date of Grant. An example would be a provision that the Restricted Shares would be forfeited if the Participant ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Board at the Date of Grant. The Board may provide for a shorter period during which the forfeiture provisions apply in the case of a Change in Control or other events.

         Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. See "Management Objectives" described below. Each such grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified Management Objectives.

         Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid on the Restricted Shares during the period of a risk of forfeiture and restrictions on transfer be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

         Each grant of Restricted Shares shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

Deferred Shares

         A grant of Deferred Shares constitutes an agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services and subject to the fulfillment of such conditions, if any, as the Board may specify during the Deferral Period. The Board may provide for a shorter Deferral Period in the case of a Change in Control or other event. During the Deferral Period, the Participant has no rights of ownership in the Deferred Shares, no right to vote such shares and, except as provided under the Plan, no right to transfer any rights under the award, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such shares on a current, deferred or contingent basis, in either cash or in additional Common Shares. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by the Participant that is at or less than the Market Value per Share at the Date of Grant; provided, however, that any grant of Deferred Shares made for consideration paid at the time of grant (including the foregoing of compensation owed by the Company to a Participant) shall not be counted for purposes of the limit on the allowable number of Deferred Shares.

         Each grant of Deferred Shares shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

Stock Payments

         A Stock Payment is an agreement by the Company to (i) deliver Common Shares to the Participant as payment, or (ii) permit a Participant to exercise an election or other right to receive or purchase Common Shares, in lieu of, or in addition to, all or any portion of the compensation (including, without limitation, salary, bonuses, incentive compensation, commissions and deferred compensation), that would otherwise become payable to a Participant in the form of cash. A Stock Payment may consist of the transfer by the Company to a Participant of Common Shares as additional compensation for services to the Company, without other payment for the Stock Payment. The number of shares to be issued pursuant to Stock Payments shall be determined by the Board, and may be based upon criteria determined to be appropriate by the Board on the date such Stock Payment is granted or on any date thereafter.

         Prior to the receipt of Common Shares in satisfaction of a Stock Payment, a Participant shall not have any rights of ownership in such shares, shall not have any right to vote such shares and, except as otherwise provided by the Plan, shall not have any right to transfer any rights under his or her award. At or after the date of grant, the Board may, however, authorize the payment of dividend equivalents with respect to the Stock Payment on a current, deferred or contingent basis, in either cash or Common Shares.

         Each Stock Payment shall be evidenced by an agreement executed between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

Performance Shares and Performance Units

         A Performance Share is a bookkeeping unit that records the equivalent of one Common Share and a Performance Unit is a bookkeeping unit that records the equivalent of $1.00. Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved during a specified Performance Period, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. Each grant of Performance Shares or Performance Units must specify that, before the Performance Shares or Performance Units are deemed earned and paid, the Company or a committee of outside directors must certify that the Management Objectives have been satisfied.

         In addition, any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. To the extent earned, the Performance Shares and Performance Units will be paid to the Participant at the time and in the manner determined by the Board in cash, Common Shares or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in Common Shares on a current, deferred or contingent basis.

         Each grant of Performance Shares or Performance Units shall be evidenced by an agreement between the Company and the Participant containing such terms and provisions, consistent with the Plan, as the Board may approve.

Management Objectives

         The Plan requires that the Board establish "Management Objectives" for purposes of Performance Shares and Performance Units. When so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and dividend credits may also specify Management Objectives. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department, region or function within the Company or a subsidiary in which the Participant is employed. Management Objectives may be made relative to the performance of other corporations. Management Objectives applicable to any award to a Participant who is, or is determined by the Board likely to become, a "covered employee" within the meaning of Section 162(m) of the Code shall be limited to specified levels of, or growth in, the following criteria: market value; book value; earnings per share; market share; operating profit; net income; cash flow; return on capital; return on assets; return on equity; margins; product volume growth; earnings, including earnings before interest, taxes, depreciation and other non-cash items; debt/capital ratio; costs or expenses; net assets; revenues; total return to shareholders; and customer satisfaction.

         Except where a modification would result in an award to a "covered employee" no longer qualifying as performance-based compensation within the meaning of Section 162(m) of the Code, the Committee may modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable in light of certain events and circumstances (such as changes in the Company's business, operations, corporate structure or capital structure).

Transferability

         Except as otherwise determined by the Board but subject to the provisions of the Plan, no Option Right, Appreciation Right or other derivative security granted under the Plan is transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights are exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative. Notwithstanding the foregoing, but subject to the prior Board authorization thereof, Option Rights (other than ISOs), Appreciation Rights and other awards granted under the Plan may be transferred by a Participant, without payment of consideration therefor, to certain members of such Participant's immediate family (or trusts for the benefit of, or entities consisting solely of, members of such immediate family), provided that no such transfer shall be effective unless (i) the Participant has provided the Company with reasonable notice thereof, (ii) the transfer is thereafter effected in accordance with any terms and conditions that have been made applicable by the Company or the Board, and (iii) the transferee has agreed to be subject to the same terms and conditions under the Plan as the Participant.

         The Board may specify at the Date of Grant that part or all of the Common Shares that are to be issued or transferred by the Company upon exercise of Option Rights or Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares, Performance Units or Stock Payments are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Plan, shall be subject to further restrictions on transfer.

Adjustments

         The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, Stock Payments and Performance Shares, the prices per share applicable thereto, and the kind of shares or other securities covered thereby, as the Board in its sole discretion and in good faith determines is required to prevent dilution or expansion of Participants' rights that otherwise would result in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Board, at its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Board shall also make or provide for such adjustments in the numbers of shares available for issuance under the Plan as the Board may determine appropriate to reflect any transaction or event described above.

Administration

         The Plan is to be administered by the Board, except that the Board has the authority under the Plan to delegate any or all of its powers under the Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Non-Employee Directors. Notwithstanding the foregoing, the grant of any award intended to qualify as performance-based compensation under Section 162(m) of the Code (and any administrative determinations made in connection therewith) must be carried out only by a committee of the Board (or subcommittee thereof) consisting of not less than two "outside directors" (as defined under Section 162(m) of the Code) in a manner consistent with the rules governing performance-based compensation thereunder. The Board is authorized to interpret the Plan and related agreements and other documents.

Amendments

         The Board may amend the Plan from time to time in whole or in part without further approval by the stockholders of the Company except where stockholder approval is otherwise required by applicable law or the rules of the principal exchange upon which the Common Shares are then trading.

Federal Income Tax Consequences

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on January 1, 1999. This summary is not intended to be complete and does not describe state or local tax consequences.

Section 162(m) Considerations

         Section 162(m) of the Code disallows a publicly held corporation's deduction for compensation in excess of $1 million (per taxable year) paid to the corporation's chief executive officer and other four most highly compensated executives unless certain exceptions are satisfied. One of these exceptions allows for the deduction of performance-based compensation in excess of $1 million where a number of criteria are satisfied. These criteria include (i) payment only on satisfaction of one or more pre-established, non-discretionary, objective performance goals; (ii) awards being granted at the discretion of a Compensation Committee comprised of two or more "outside directors" (as defined under Section 162(m) of the Code); (iii) stockholder approval after disclosure of material terms; and (iv) payment of awards only after certification by the Compensation Committee that material terms were satisfied.

         Under the Plan, awards of Performance Shares and Performance Units generally are intended to qualify, and awards of Option Rights, Appreciation Rights and Restricted Shares may be intended to qualify, as performance-based compensation under Section 162(m) of the Code.

Tax Consequences to Participants

         Non-Qualified Stock Options. In general, (i) no income will be recognized by a Participant at the time a non-qualified Option Right is granted;
(ii) at the time of exercise of a non-qualified Option Right, ordinary income will be recognized by the Participant in an amount equal to the difference between the Option Price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified Option Right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

 Incentive Stock Options. No income generally will be recognized by a Participant upon the grant or exercise of an ISO. If Common Shares are issued to the Participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such Participant within two years after the Date of Grant or within one year after the transfer of such shares to the Participant, then upon sale of such shares, any amount realized in excess of the Option Price generally will be taxed to the Participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

         If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the Participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the Option Price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

 Appreciation Rights. No income will be recognized by a Participant in connection with the grant of a Tandem Appreciation Right or a Free-Standing Appreciation Right. When the Appreciation Right is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

 Restricted Shares. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the Participant for such Restricted Shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares generally will be treated as compensation that is taxable as ordinary income to the Participant.

 Deferred Shares. No income generally will be recognized upon the award of Deferred Shares. The recipient of a Deferred Share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such Deferred Shares), and the capital gains/loss holding period for such shares will also commence on such date.

 Stock Payments. The recipient of a Stock Payment generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the Participant (reduced by any amount paid by the Participant for the shares or previously taxable to the Participant), and the capital gains/loss holding period for such shares will also commence on such date.

 Performance Shares and Performance Units. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Tax Consequences to the Company or a Subsidiary

         To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the Participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Plan Benefits

         The types of awards which may be granted in the future under the Plan are subject to the discretion of the Board and, therefore, cannot be determined. It is not possible to determine all amounts that may be awarded in the future under the Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PLAN. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                         2000 PROPOSALS OF STOCKHOLDERS

         In order to be considered for inclusion in the Proxy Statement for the regular annual meeting of the stockholders of the Company in the year 2000 (the "2000 Annual Meeting"), stockholder proposals pursuant to Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, must have been received by the Company no later than November 24, 1999. All stockholder proposals submitted outside the processes of Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, must be received no sooner than January 30, 2000 and no later than February 29, 2000 to be considered for presentation at the 2000 Annual Meeting. In addition, any stockholder proposal must comply with the requirements contained in the Company's By-laws in order to be presented at the 2000 Annual Meeting. Such proposals should be sent to the Secretary of the Company at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.

                           AVAILABILITY OF 10-K REPORT

         The Company will file its Annual Report on Form 10-K for the year ended December 31, 1998 with the Securities and Exchange Commission on or before March 31, 1999. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges which approximate the Company's cost of reproduction of the exhibits. Request for copies of the report should be sent to the Secretary of the Company at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP ("KPMG") served as the Company's independent public accountants for the year ended December 31, 1998. The Company also engaged KPMG to prepare certain tax filings for the Company and its subsidiaries for 1998 and to conduct financial due diligence on behalf of the Company in connection with certain business investments and acquisitions undertaken by the Company during 1998. No further relationship existed between the Company and KPMG other than the usual relationship between independent public accountants and client. The Audit Committee is expected to make a recommendation to the Board of Directors on the selection of the independent accountants for the year ended December 31, 1999.

         The Company anticipates that a representative of KPMG will be present at the Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to be acted upon at the Meeting other than that which is described in this Proxy Statement. However, if any other business should properly come before the Meeting calling for a vote of the stockholders, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment.

         Please exercise your right to vote by completing and signing the enclosed proxy card and returning it promptly in the envelope enclosed for your convenience. In the event that you attend the Meeting, you may revoke your proxy and vote your Common Shares in person.

                                               Galileo International, Inc.

                                               /s/ Babetta R. Gray

                                                Babetta R. Gray
                                                Secretary

Dated: March 23, 1999

            Apollo, Galileo, the Globe Device and GlobalFares are registered trademarks or trademarks of Galileo International.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
PROXY                                                                 PROXY

                           GALILEO INTERNATIONAL, INC.

               Proxy Solicited On Behalf of the Board of Directors
             for the Annual Meeting of Stockholders--April 29, 1999

     The stockholder(s) identified on the reverse of this card appoints James E. Barlett, Paul H. Bristow and Babetta R. Gray and each of them, as proxies, with full power of substitution and revocation, to vote, as designated therein, all the Common Stock of Galileo International, Inc. which such stockholder(s) has the power to vote, with all powers which such stockholder(s) would possess if personally present, at the annual meeting of stockholders to be held on April 29, 1999 or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR the approval of the 1999 Equity and Performance Incentive Plan.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.
                  (Continued and to be signed on reverse side.)


EDGAR REPRESENTATION OF THE COMPANY'S LOGO

-------------------------------------------------------------------------------

                           GALILEO INTERNATIONAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

The Board of  Directors  recommends  that you vote
FOR all nominees and FOR Proposal 2.

1. Election of Directors:                         For    Withheld    For All
   Nominees: Paul H. Bristow, Mina Gouran         All      All       Except

(INSTRUCTION: To withhold authority to vote      /  /      /  /       /  /
for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.)

------------------------
Nominee Excepted


2. The proposal to approve the Galileo
   International, Inc. 1999 Equity                For    Against   Abstain
   and Performance Plan                           /  /    /  /      /  /


3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

                                          Dated: ________________________, 1999

                                          _____________________________________

                                          _____________________________________
                                                       Signature
                           The signature to this proxy should conform exactly to the name as shown. When shares are held in joint tenancy, all such tenants must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.



          TRIANGLE            FOLD AND DETACH HERE         TRIANGLE
                             YOUR VOTE IS IMPORTANT
          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.